**ADVANCE NANOTECH, INC.**
600 Lexington Avenue - 29th Floor
New York, New York 10022

May 9, 2006

Jano Holdings Limited
Attention: Barbara Platts
Suite F8, International Commerce Centre
Main Road, Casemates
Gibraltar

Dear Ms. Platts:

As you know, Advance Nanotech, Inc. (the "**Company**") is a party to that certain Credit Facility dated as of May 3, 2004 with Jano Holdings Limited ("**Jano**"), along with the Senior Secured Grid Note dated as of the same date and a part thereof (collectively, the "**Jano Credit Facility**"). In consideration for extending the Jano Credit Facility to the Company, Jano also holds a warrant (the "**Warrant**") to purchase 6,666,666 shares of Company common stock.

As you may know, the Company has been growing, and recently has experienced a number of very exciting and positive developments. Due to our special relationship with you, as the Company's lender and warrant holder, I wanted to inform you more specifically of certain recent developments relating to our growth and that of our subsidiary, Owlstone Nanotech, Inc. ("**Owlstone**"), and to ask you to acknowledge and agree that certain transactions recently completed, or anticipated in the near future, do not and will not violate any of the covenants or other terms and conditions contained in the Jano Credit Facility.

First, Joseph L. Parkinson recently joined us as our Chairman of the Board. In connection with Mr. Parkinson's association, we entered into a Director Compensation and Confidential Information Agreement (the "**Director Agreement**"), under which Mr. Parkinson is entitled to receive certain cash payments for time and efforts devoted to the Company, as well as an equity interest in the Company represented by an option grant to purchase shares of Company common stock. These options were granted to Mr. Parkinson under a Board approved compensation plan/stock option plan, and, therefore, Jano's prior consent was not required under the terms of the Jano Credit Facility, and Jano is not entitled to an upward adjustment of the number of shares underlying its Warrant as a result of the options granted to Mr. Parkinson.

Second, as you know from our public filings, the Company and Owlstone are currently engaged in initiatives relating to Owlstone's efforts to commercialize miniature chemical detection technologies, including miniaturizing bio-sensors and other chip technologies using nanotechnology. In order to further finance its commercialization initiative, Owlstone may engage in a recapitalization transaction, in which Owlstone would raise an aggregate amount of $4 million through the sale of debt securities, with $3 million used to repay the Company's existing $3 million inter-company loan to Owlstone. If successful, this transaction would yield $3 million in cash to the Company and give Owlstone an additional $1 million for working capital purposes.

We believe this transaction would be favorable to both the Company and Owlstone, and ask you to confirm that a transaction by Owlstone, on the terms outlined in this letter, will not violate any of the covenants or other terms and conditions contained in the Jano Credit Facility.

Finally, in March of this year, the Company entered into a revolving loan agreement with Merrill Lynch (the "**Merrill Credit Facility**"). Pursuant to the terms of the Merrill Credit Facility, repayment of amounts borrowed by the Company will be secured by the Company's cash account at Merrill Lynch and, at the Company's option, securities held by the Company that are of

a value equivalent to the amounts borrowed. There currently are no borrowings under the Merrill Credit Facility.

We believe that the Merrill Credit Facility is very favorable for both the Company and its subsidiaries, and ask you to confirm that entering into the Merrill Credit Facility and providing Merrill Lynch with a first priority security interest in both the Company's cash account at Merrill Lynch, as well as in any securities that may be pledged to Merrill Lynch pursuant thereto (collectively with any borrowings under the Merrill Credit Facility, the "Financing Transactions"), will not violate any of the covenants or other terms and conditions contained in the Jano Credit Facility.

As we have in the past, we thank you for your continued support. We are pleased with the developments to date, and look forward to reporting additional corporate opportunities as they present themselves. For our files, we kindly request that you sign this letter below to acknowledge your agreement that the Director Agreement and the Merrill Credit Facility did not, and the contemplated Owlstone transaction and the Financing Transactions will not, violate the terms, conditions or covenants of the Jano Credit Facility, and that the Company is entitled to draw down up to $20 million under the Jano Credit Facility, on the terms and conditions contained therein.

Should you have any questions, please do not hesitate to call me at (212) 583-0080.

Very truly yours,

ADVANCE NANOTECH, INC.,
a Colorado corporation

By: ______________________
Magnus R.E. Gittins
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Jano Holdings Limited,
a Gibraltar corporation

By: ______________________
Barbara Platts